Exhibit 99.1

Historical Condensed Consolidated Financial Statements of Tellurian Investments Inc.
INDEX TO THE FINANCIAL STATEMENTS OF TELLURIAN INVESTMENTS INC.

TELLURIAN INVESTMENTS INC. - UNAUDITED FINANCIAL STATEMENTS
•	Condensed Consolidated Balance Sheet as of June 30, 2016 (Successor) and Balance Sheet as of December 31, 2015 (Predecessor)
•	Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2016 (Successor) and June 30, 2015 (Predecessor)
•	Condensed Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2016 (Successor) and June 30, 2015 (Predecessor)
•	Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2016 (Successor) and June 30, 2015 (Predecessor)
•	Notes to Condensed Consolidated Financial Statements

Tellurian Investments Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	Successor	Predecessor
	June 30, 2016	December 31, 2015
Assets	(in thousands, except per-share amounts)
Current assets:
Cash and cash equivalents	$12,391	$589
Accounts receivable	122	10
Accounts receivable due from related parties	124	98
Prepaid expenses and other current assets	1,064	41
Total current assets	13,701	738
Property, plant and equipment:
Property, plant and equipment, net	1,173	148
Land	9,491	—
Total property, plant and equipment, net	10,664	148
Goodwill	1,190	—
Note receivable due from related party	251	251
Other non-current assets	601	—
Total Assets	$26,407	$1,137

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,015	$164
Accounts payable due to related parties	363	388
Note payable, current	1,000	—
Total current liabilities	7,378	552

Commitments and contingencies (Note 8)

Stockholders' equity/members' capital:
Members' capital	—	585
Common stock, par value $0.001 per share; 200,000 shares authorized; 88,631 shares issued and outstanding as of June 30, 2016	87	—
Additional paid-in capital	42,412	—
Retained deficit	(23,470)	—
Total stockholders' equity/members' capital	19,029	585
Total Liabilities and Stockholders' Equity/Members' Capital	$26,407	$1,137

The Notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Tellurian Investments Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Six Months Ended June 30,
	2,016	2,015
	Successor	Predecessor
	(in thousands, except per-share amounts)
Revenue	$—	$1,375
Revenue, related parties	—	128
Total revenue	—	1,503

Costs and expenses:
Operating expenses	14,505	159
General and administrative	9,204	663
Total operating costs and expenses	23,709	822
Income (loss) from operations	(23,709)	681

Non-operating income:
Other income, net	69	—
Loss before income tax benefit	(23,640)	681
Provision for income tax benefit	170	—
Net income (loss)	$(23,470)	$681

Net loss per share:
Basic and diluted	$(0.46)

Weighted average shares outstanding:
Basic and diluted	50,549

The Notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Tellurian Investments Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)

	Members' Equity	Common Stock		Additional Paid-in Capital	Retained Deficit	Total Stockholders' Equity
		Shares	Par value
	(in thousands, except share amounts)
Balance, January 1, 2015 (Predecessor)	$653	—	$—	$—	$—	$653

Members' distributions	(173)	—	—	—	—	(173)

Net income	681	—	—	—	—	681

Balance, June 30, 2015 (Predecessor)	$1,161	—	$—	$—	$—	$1,161

Balance, January 1, 2016 (Successor)	$—	—	$—	$—	$—	$—

Effect of the Acquisition	—	500,000	1	999	—	1,000

Issuance of shares	—	84,856,000	84	36,290	—	36,374

Issuances of restricted stock	—	1,500,000	—	—	—	—

Share-based compensation	—	1,775,000	2	5,123	—	5,125

Net loss	—	—	—	—	(23,470)	(23,470)

Balance, June 30, 2016 (Successor)	$—	88,631,000	$87	$42,412	$(23,470)	$19,029

The Notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Tellurian Investments Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2,016	2,015
	Successor	Predecessor
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(23,470)	$681
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24	8
Loss on disposal of assets	37	—
Provision for income tax benefit	(170)	—
Share-based compensation	5,125	—
Changes in operating assets and liabilities:
Accounts receivable	(113)	(46)
Accounts receivable due from related parties	(230)	459
Prepaid expenses and other current assets	(1,036)	(17)
Accounts payable and accrued liabilities	4,886	523
Accounts payable due to related parties	(14)	(330)
Other, net	(601)	—
Net cash (used in) provided by operating activities	(15,562)	1,278

Cash flows from investing activities:
Purchases of property - land	(8,491)	—
Purchase of property, plant and equipment	(623)	(55)
Cash received in acquisition	210	—
Net cash used in investing activities	(8,904)	(55)

Cash flows from financing activities:
Proceeds from the issuance of common stock	37,887	—
Equity offering costs	(1,030)
Capital distributions	—	(173)
Net cash provided by (used in) financing activities	36,857	(173)

Net change in cash and cash equivalents	12,391	1,050
Cash and cash equivalents, beginning of the year	—	258
Cash and cash equivalents, end of the year	$12,391	$1,308

Supplemental Disclosures:
Net cash paid for income taxes	$—	$6
Property, plant and equipment non-cash accruals	128	—
Land acquisition non-cash accruals	1,000	—
Equity offering cost accrual	483

The Notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

Tellurian Investments Inc.
Notes to Financial Statements
NOTE 1 - ORGANIZATION AND DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Tellurian Investments Inc. (“Tellurian Investments” or “Successor”), formerly PLX Holdings LLC, was organized under Delaware law as a limited liability company on December 29, 2015, filed for conversion from a limited liability company to a privately-held Delaware corporation on February 23, 2016, and incurred less than five hundred dollars of costs related to its formation at inception.
Tellurian Investments owns a 100% membership interest in Tellurian LNG LLC, a Delaware limited liability company (“Tellurian LNG”), a 100% membership interest in Tellurian Services LLC, a Delaware limited liability company and a 100% ownership interest in Tellurian LNG UK Ltd. (“Tellurian LNG UK”). Tellurian LNG owns a 100% membership interest in Driftwood LNG LLC and Driftwood LNG Pipeline LLC ("Driftwood pipeline"). Tellurian Investments is planning on developing, through Tellurian LNG and Tellurian LNG’s wholly owned subsidiaries, a liquefied natural gas (“LNG”) facility with liquefaction capacity of 26 million tonnes per annum on a single site in Calcasieu Parish, Louisiana (“Driftwood LNG”). Tellurian LNG UK had no operations from inception through June 30, 2016.
On June 3, 2016 Tellurian Investments, through its wholly-owned subsidiary Driftwood LNG LLC entered into an option agreement (the “Option”) for certain tracts of land and associated river frontage in connection with the Land Acquisition. The Option provides for an approximately three and one half year option period whose exercise would provide for a 20-year lease term with six additional five-year extension options (see “Note 8, Commitments and Contingencies”).
On April 13, 2016, Tellurian Investments entered into a ground lease (the “Lease”) for a port facility adjacent to its Calcasieu Parish, Louisiana land providing for a four-year term, subject to a 50-year extension exercisable at the option of Tellurian Investments (see “Note 8, Commitments and Contingencies”).
On March 24, 2016, Tellurian Investments purchased certain tracts of land in Calcasieu Parish, Louisiana (the “Land Acquisition”), for a total consideration of $10 million, of which $9 million was paid in cash at closing and an additional $1 million is due in December 2016. Transaction costs related to this purchase totaled $39 thousand.
At this time, the liabilities of Tellurian Investments, other than those arising from the Land Acquisition, the Lease, the Option and property plant and equipment are obligations related to organizational and operating expenses, primarily for management, investment banking, legal and accounting services.
Tellurian Services LLC, formerly known as Parallax Services LLC (“Tellurian Services” or the “Predecessor”), organized under Delaware law as a limited liability company, was formed on December 18, 2013. Tellurian Services was formed primarily to engage in LNG-specific consulting services as well as back-office and general and administrative support services to Parallax Enterprises LLC ("Parallax Enterprises") and Parallax Energy LLC ("Parallax Energy") (see “Note 4, Transactions with Related Parties”).
On April 9, 2016 Tellurian Investments acquired Tellurian Services in an all-stock transaction with consideration totaling $1.234 million and acquisition costs of approximately $30 thousand (“the acquisition”). Tellurian Services has been deemed to be the accounting predecessor in this transaction (see “Note 3, Acquisition”).
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from these estimates. Changes in estimates are recorded prospectively.

Interim financial statements
The condensed consolidated Successor financial statements for the six months ended June 30, 2016 and condensed Predecessor financial statements for the six months ended June 30, 2015 included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Management believes that the interim financial statements reflect all adjustments necessary for a fair presentation of the results of the interim periods. Such adjustments are considered to be of a normal recurring nature. Results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2016.
Cash and Cash Equivalents
Tellurian Investments considers all highly liquid investments with an original maturity of three months or less to be cash equivalents and typically exceed federally insured limits.
Accounts Receivable
Accounts receivable are generated primarily from cost reimbursements as a result of back-office and general and administrative support services with related parties. Tellurian Investments routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. Tellurian Investments has not provided an allowance for doubtful accounts based on management’s expectations that all receivables will be fully collected. The need for an allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors. No bad debt expense was recorded for the six months ended June 30, 2016 or the six months ended June 30, 2015.
Transactions with Related Parties
Tellurian Investments has receivables with related parties as a result of back-office and general and administrative support services provided and payables as a result of timing of deposits made in advance of services to be provided. Tellurian Investments does not consider the accounts or notes receivable from related parties to be uncollectible.
Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents. Tellurian Investments maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. Tellurian Investments has not incurred losses related to these balances to date.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are expensed as incurred. Tellurian Investments depreciates property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operating expenses.
Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.
At June 30, 2016, property plant and equipment consisted primarily of land, buildings, leasehold improvements, office furniture and equipment. At December 31, 2015 property plant and equipment consisted primarily of leasehold improvements related to Tellurian Services’ office lease, office furniture and equipment (see “Note 6, Property, Plant and Equipment”).

Income Taxes
Tellurian Investments accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, “Accounting for Income Taxes” (“ASC 740”), which requires an asset and liability approach for financial accounting and reporting of income taxes. Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Tellurian Investments recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such determination, Tellurian Investments considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, Tellurian Investments begins with historical results adjusted for the results of changes in accounting policies and Tellurian Investments incorporates assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income. The assumptions Tellurian Investments uses are consistent with the plans and estimates Tellurian Investments uses to manage the underlying businesses. If Tellurian Investments determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, Tellurian Investments would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
Tellurian Investments recognizes tax liabilities in accordance with ASC 740, and adjusts those liabilities when judgments change as a result of evaluation of new information not previously available. Significant judgment is required in assessing, among other things, the timing and amounts of deductible and taxable items. Due to the complexity of some of these uncertainties, the ultimate resolution may result in payment that is materially different from Tellurian Investments’ current estimate of its tax liabilities. These differences are reflected as increases or decreases to income tax expense in the period in which they are determined.
As required by the uncertain tax position guidance in ASC 740, Accounting for Uncertainty in Income Taxes, Tellurian Investments recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, Tellurian Investments applied the uncertain tax position guidance in ASC 740 to all tax positions for which the statute of limitations remained open.
Tellurian Investments recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
Accounting for LNG Activities
Although the Driftwood LNG has incurred costs as of June 30, 2016, the funding necessary to complete the projects has not been secured. Until the affirmative final investment decision (“FID”) by Tellurian Investments’ Board of Directors to move forward with the project occurs, Tellurian Investments does not consider the project probable to occur, and project-related start-up costs are expensed as incurred.
FID represents a decision by Tellurian Investments’ Board of Directors to move forward with the Driftwood LNG, the project site and construction thereon.
Tellurian Investments will begin capitalizing the costs of its LNG terminals and related pipelines once the Driftwood LNG’s FID criteria have been met. Prior to meeting these criteria, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to Tellurian Investments’ LNG terminals and related pipelines.
Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land costs that are capitalized as property, plant and equipment, the Lease prepayments are included in Prepaid expenses and other current assets, and the Option payments have been capitalized in Other non-current assets. Any prepaid costs of the Lease and the Option will be capitalized and reclassified to property plant and equipment and subsequently amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.
Goodwill
At June 30, 2016 Tellurian Investments had $1.190 million of goodwill associated with the acquisition of the Predecessor. Goodwill represents the excess of purchase price over fair value of the assets of the business acquired (see “Note 3, Acquisition”).
Tellurian Investments determines its reporting unit by identifying each unit that engaged in business activities from which it may earn revenues and incur expenses, had operating results regularly reviewed by the chief operating decision maker for purposes of resource allocation and performance assessment, and had discrete financial information.
Tellurian Investments tests goodwill for impairment annually on October 1, or more frequently as circumstances dictate. Tellurian Investments utilizes the optional qualitative assessment to determine the likelihood of whether the fair value of the reporting unit is greater than its carrying amount. Tellurian Investments considers the results of this assessment as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If the results of the qualitative test indicate potential impairment, Tellurian Investments may compare its estimate of the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, Tellurian Investments performs the second step of the goodwill impairment test to measure the amount of goodwill impairment loss to be recorded, as necessary. The second step compares the implied fair value of the reporting unit’s goodwill to the carrying value, if any, of that goodwill. Tellurian Investments determines the implied fair value of the goodwill in the same manner as determining the amount of goodwill to be recognized in a business combination.
As discussed above regarding Tellurian Investments’ use of estimates, Tellurian Investments' judgments and assumptions are inherent in its estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. The use of alternate judgments and/or assumptions could result in the recognition of impairment charges in the financial statements. A lower fair value estimate in the future could result in an impairment of goodwill. Factors that could trigger a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to Tellurian Investments’ business, regulatory or political environment changes or other unanticipated events.
Share-based Compensation
Tellurian Investments has awarded share-based compensation in the form of stock and restricted stock units that are more fully described in “Note 7, Share-Based Compensation”. Tellurian Investments recognizes share-based compensation at fair value on the date of grant. The fair value is recognized as expense over the requisite service period. For equity-classified share-based compensation awards (unrestricted stock grants, restricted stock to employees and discounted share purchases for executive officers), compensation cost is recognized based on the grant-date fair value of Tellurian Investments’ common stock and not subsequently remeasured. The fair value is recognized as expense using the straight-line basis for awards that vest based on service and market conditions and using the accelerated recognition method for awards that vest based on performance conditions. Tellurian Investments estimates the service periods for performance awards utilizing a probability assessment based on when it expects to achieve the performance conditions. Compensation cost is subsequently adjusted quarterly to reflect the updated estimated payout levels based on the changes in Tellurian Investments’ stock price.
Recently Adopted Guidance
In March 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-09, Compensation-Stock Compensation (Topic 718). This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU are effective for public entities for annual and interim periods beginning after December 15, 2016. Various transition methods are prescribed depending on the aspect of accounting impacted by the amended guidance. Early adoption is permitted. The retroactive adoption to January 1, 2016 of this amendment did not have a material impact on Tellurian Investments’ condensed consolidated financial statements and did not apply to historical periods of the Predecessor.
Accounting Guidance Issued but Not Adopted as of June 30, 2016
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing, and uncertainty of the use of revenues. The update, after a deferral by one year in August 2015 by the FASB, subsequently issued as ASU 2015-14 Revenue from Contracts with Customers (Topic 606), is effective for Tellurian Investments for the annual period ending after December 15, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. Tellurian Investments has not yet selected a transition method and is evaluating the potential impact this standard will have on its condensed consolidated financial statements and related disclosures.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The update provides guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The update is effective for financial statements issued for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The standard will be adopted prospectively, and Tellurian Investments does not expect the update to have a significant impact on its condensed consolidated financial statements.
In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this ASU eliminate the current requirement for entities to present deferred taxes as a net current asset or liability and net noncurrent asset or liability. Under the new guidance, all deferred tax assets and liabilities, along with the related valuation allowances, should be classified as noncurrent on the balance sheet. The amendments in this update may be applied either prospectively or retrospectively and is effective for annual and interim periods beginning after December 15, 2016 with early adoption permitted. Tellurian Investments is evaluating the potential impact this new standard will have on its condensed consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Tellurian Investments is evaluating the potential impact this new standard will have on its condensed consolidated financial statements and related disclosures.
In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The amendments in this update will be applied using a retrospective transition method to each period presented. Early adoption is permitted. Tellurian Investments is evaluating the potential impact this new standard will have on its consolidated financial statements and related disclosures.
NOTE 2 -LIQUIDITY CONSIDERATIONS AND GOING CONCERN
Tellurian Investments’ business does not have sufficient working capital to sustain operations for the next 12 months, which raises substantial doubt about its ability to continue as a going concern. At present, Tellurian Investments’ cash flow is solely dependent upon the funds received from outside investors. Tellurian Investments’ management expects the ability to access capital markets as a result of the planned merger with Magellan Petroleum Corporation (“Magellan”) (see “Note 13, Subsequent Events”). Management believes the ability to raise additional capital will alleviate the substantial doubts about its ability to continue as a going concern. Tellurian Investments will need significant funding to develop the Driftwood LNG terminal and the Driftwood pipeline, as well as for working capital requirements and other operating and general corporate purposes.
The significant risks and uncertainties described above raise substantial doubt about Tellurian Investments’ ability to continue as a going concern. The condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty.
NOTE 3 - ACQUISITION
On April 9, 2016, Tellurian Investments acquired Tellurian Services in consideration totaling $1.234 million and acquisition costs of approximately $30 thousand related primarily to legal and accounting services. Tellurian Services was formed primarily to engage in LNG-specific consulting services as well as back-office and general and administrative support services to Parallax Enterprises and Parallax Energy. The transaction has been accounted for using the acquisition method in accordance with ASC 805, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Consideration:
Elimination of related party payable due to Tellurian Investments	$234
Equity purchase price	1,000
Total consideration	1,234

Fair values of liabilities assumed:
Related party accounts payable	376
Accounts payable	519
Amount attributable to liabilities assumed	895

Fair values of assets acquired:
Cash	210
Accounts receivable	9
Related party accounts receivable	128
Prepaid expenses	28
Related party note receivable	251
Property, plant and equipment	483
Amounts attributable to assets acquired	1,109
Deferred tax liability as a result of acquisition	170
Goodwill	$1,190
Equity consideration related to the acquisition was valued at April 9, 2016 at $2.00 per share of common stock. A total of 500,000 shares of common stock were exchanged for the entire members’ equity of Tellurian Services. Additionally, a related party payable due to Tellurian Investments by a Tellurian Services member was eliminated.
An allocation of purchase consideration related to the Tellurian Services acquisition was prepared with an effective date of April 9, 2016 utilizing the cost approach to determine the replacement cost of certain tangible fixed assets, using sources including valuation services providers, the Bureau of Labor Statistics, discussions with management, and other published data. The fair value of the remaining assets was determined to approximate fair value.
The following pro forma amounts represent Tellurian Investments’ results of operations with appropriate adjustments which are expected to have a continuing impact, resulting from the application of acquisition method accounting. The unaudited pro forma information is provided for information purposes only and is not necessarily indicative of what Tellurian Investments’ results of operation would have been if the acquisition occurred on January 1, 2016:

	For the six months ended June 30, 2016
	(in thousands except per-share amounts)
	As Reported	Pro Forma Adjustment		Pro Forma
Revenues	$—	$—		$—
Net income	(23,470)	(655)	(a)	(24,125)
Net income per basic share	$(0.46)			$(0.48)
Basic and diluted weighted average common shares outstanding	50,549			50,725

(a) Pro Forma adjustment for the historical net loss of Tellurian Services of $638 thousand prior to the acquisition less the services fees that were charged to subsidiaries of Tellurian Investments of $17 thousand.

NOTE 4 - TRANSACTIONS WITH RELATED PARTIES
As of June 30, 2016, Tellurian Investments, as a result of its Predecessor, has ongoing agreements with entities to provide certain general administrative and management services for a term of one year with automatic yearly extensions, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts (“the Agreements”).

Under each Agreement, Tellurian Investments is compensated by each entity for its services with a fee equal to $25 thousand, paid annually. The total revenue recorded under the Agreements for the six months ended June 30, 2016 and 2015 were approximately $11 and $128 thousand, respectively, recorded within Other income for the Successor period and Revenue, related parties for the Predecessor period within the Condensed Consolidated Statements of Operation.

All activity conducted under the Agreements is included in Accounts receivable due from related parties and Accounts payable due to related parties on the Condensed Consolidated Balance Sheets and within Revenues from related parties and Other income on the Condensed Consolidated Statements of Operations.

The outstanding balances as of June 30, 2016 in Accounts receivable due from related parties and Accounts payable due to related parties are related to the general administrative and management services provided to Parallax Energy and its subsidiaries. Parallax Energy and its subsidiaries are 100% owned entities of Mr. Martin Houston, a shareholder and Executive Vice Chairman of Tellurian Investments. The balance in Accounts receivable due from related parties is a result of the acquisition of the Predecessor and a result of service fees earned. The balance in Accounts payable due to related parties is a result of the acquisition of the Predecessor (see “Note 3, Acquisition”).

The outstanding balance as of June 30, 2016 in Accounts payable due to related parties for Parallax Enterprises and its subsidiaries is a result of the acquisition of the Predecessor. Parallax Enterprises is owned by executive officers of Tellurian Investments (see “Note 3, Acquisition”).

The outstanding balances as of December 31, 2015 in Accounts receivable due from related parties and Accounts payable due to related parties are related to general administrative and management services provided to Parallax Enterprises and its subsidiaries. The Predecessor also provided general administrative and management services to Tellurian Investments in which Mr. Martin Houston, a member of the Predecessor, is a shareholder and Executive Vice Chairman. Parallax Enterprises and its subsidiaries are owned by four executive officers of the Predecessor. Two of the four officers, Mr. Martin Houston and Mr. Christopher Daniels, were also members of the Predecessor.

Tellurian Investments had the following outstanding accounts receivable and accounts payable to related parties (in thousands):

Accounts receivable due from related parties	As of June 30, 2016	As of December 31, 2015
	(in thousands)
Parallax Enterprises (1)	$—	$951
Parallax Energy	122	97
Parallax Fund V Investco LLC	2	1
Total accounts receivable due from related parties	$124	$1,049

Accounts payable due to related parties	As of June 30, 2016	As of December 31, 2015
	(in thousands)
Parallax Enterprises (1)	$252	$1,257
Parallax Energy	111	82
Total accounts payable due to related parties	$363	$1,339

(1) The Parallax Enterprises LLC related party payable amounts as of December 31, 2015 are netted on the balance sheet by the amounts due to the Company.
On November 2015, the Predecessor issued an interest-free $251 thousand note receivable to Mr. Martin Houston, a 50% member of the Predecessor. The note was used to provide the collateral required to secure a $500 thousand line of credit as part of a covenant related to the office lease. See “Note 8, Commitments and Contingencies,” for additional information about the office lease.
NOTE 5 - STOCKHOLDERS’ EQUITY
Tellurian Investments’ operations are governed by the provisions of its Articles of Incorporation. There are no current outstanding equity commitments of the stockholders.
All stockholders’ equity at June 30, 2016 resulted from various private placements of Tellurian Investments’ common stock, the acquisition of Tellurian Services (see “Note 3, Acquisition”) and discounted purchases by employees (see “Note 7, Share-based Compensation”). Private placements and initial funding provided proceeds of $37.887 million. Equity offering costs of $1.513 million were incurred related to the private placements that occurred during the six months ended June 30, 2016. Equity offering costs are represented within Additional paid-in capital on the balance sheet.
NOTE 6 - PROPERTY PLANT AND EQUIPMENT
Property, plant and equipment consists of the following:

Property plant and equipment	June 30, 2016	December 31, 2015
	(in thousands)
Buildings	$549	$—
Leasehold improvements	170	39
Computer and office equipment	79	—
Furniture and fixtures	399	131
Accumulated depreciation	(24)	(22)
Total property plant and equipment, net	$1,173	$148
Tellurian Investments, through its wholly-owned subsidiary Driftwood LNG LLC, purchased certain tracts of land in Calcasieu Parish, Louisiana in exchange for $10 million in consideration (the “Land Acquisition”) on March 24, 2016. Approximately $1 million of the total consideration is due and payable December 2016 and was accrued within Note payable, current, on the balance sheet. The Land Acquisition has been accounted for as an asset purchase and recorded at the purchase price and allocated between land and buildings based upon their relative fair values at the date of acquisition. Fair value was determined based on a replacement cost approach which contemplates the cost to construct improvements with equivalent utility to the subject, using modern materials and current standards, design, and layout. Estimates of replacement cost for the purpose of developing a market value opinion include three components: direct costs, indirect costs (also known as soft costs) and entrepreneurial profit. In making estimates of fair value, Tellurian Investments used published results of an appraisal report provided by third party valuation experts. Due to the significance of the of unobservable inputs utilized, Tellurian Investments has determined that such fair value measures are classified as Level 3 of the fair value hierarchy. At June 30, 2016 the allocation between land and buildings was $9.491 million and $549 thousand, respectively.

Property plant and equipment is depreciated using the straight-line depreciation method. Depreciation expense of $24 thousand and $8 thousand for the six months ended June 30, 2016 and 2015, respectively, is recorded within Operating expenses on the income statements. The estimated useful lives within property, plant and equipment are between 3 and 30 years, as follows:

•	Buildings - 30 years

•	Leasehold improvements - 10 years

•	Computer and office equipment - 3-5 years

•	Furniture and fixtures - 5-15 years
NOTE 7 -SHARE-BASED COMPENSATION
Tellurian Investments has granted stock and restricted stock to employees under the Tellurian Investments Inc. 2016 Omnibus Incentive Plan (the “Plan”). The maximum number of shares of Tellurian Investments’ common stock reserved for issuance under the Plan is 30,000,000. As of June 30, 2016, there were 28,475,000 shares remaining available for issuance.
Stock Compensation Granted In Conjunction with the Plan
In April 2016, 1,500,000 restricted shares and 25,000 shares of unrestricted common stock were granted and issued to four executive officers under the Plan. The restricted stock awards vest upon FID. As of June 30, 2016, Tellurian Investments does not believe this event is considered probable of occurring at this time and therefore has not recorded share-based compensation expense related to the restricted stock awards.
The restrictions on all of the restricted stock awards will expire upon the affirmative final investment decision provided; however, such restrictions will expire on such date only if:

•	the employee maintains continuous service from the date of the grant through the applicable vesting date; or

•	the employee’s continuous service is terminated by Tellurian Investments without cause or by the employee for good reason and in either event the FID occurs within five years after such termination.
For purposes of the restricted stock, FID means a decision by Tellurian Investments’ Board of Directors to move forward with a project, the project site and construction thereon, following (i) determination by Tellurian Investments that such site has met the appropriate suitability criteria, (ii) Tellurian Investments securing a long-term option on such site, (iii) Tellurian Investments securing financing deemed sufficient by the Board of Directors, and (iv) the completion of the front-end engineering and design process.
Stock Compensation Granted Outside the Plan
In March 2016, Tellurian Investments’ Board of Directors granted a total of 1,750,000 shares of vested stock to various employees. The vested stock was granted prior to the existence of the Plan.
In April 2016, Tellurian Investments’ Board of Directors allowed 1,050,000 shares to be purchased at a discount by two executive officers as a form of compensation. The difference between the purchase price of $0.50 and the estimated fair value is recorded as compensation to the officers.
For the six months ended June 30, 2016, Tellurian Investments recognized stock-based compensation expense related to unrestricted stock and equity-classified share-based compensation awards of $5.125 million. The estimated fair value of all share-based compensation granted in the six months ended June 30, 2016 is $2.00 per share, which represents the private placement price for all equity sales at this time. Stock-based compensation expense is reflected in General and administrative expenses in Tellurian Investments’ Condensed Consolidated Statements of Operations.
NOTE 8 - COMMITMENTS AND CONTINGENCIES
Leases and Contractual Commitments
Tellurian Investments’ contractual obligations pertain to land and office leases, sponsorship agreements, and subscription agreements. Future non-cancelable commitments related to these obligations as of June 30, 2016 are presented below (in thousands):

	Remainder 2016	2017	2018	2019	2020	2021	Thereafter	Total
Office lease	$307	$621	$629	$636	$644	$651	$2,681	$6,169
Land lease and option	—	966	966	1,204	—	—	—	3,136
Notes payable	1,000	—	—	—	—	—	—	1,000
Sponsorship agreements	405	804	—	—	—	—	—	1,209
Subscription agreements	53	111	107	—	—	—	—	271
Total leases and contractual commitments	$1,765	$2,502	$1,702	$1,840	$644	$651	$2,681	$11,785

Office Lease
Tellurian Investments entered into a ten-year lease for its corporate headquarters located in Houston, Texas. In connection with this lease, Tellurian Investments has two, five-year renewal options. Amounts noted in the tabular disclosure above do not include the two potential renewal periods. Rent expense of $97 thousand was recognized for the six months ended June 30, 2016 in General and administrative within the Condensed Consolidated Statements of Operations.
Land Lease and Option
On April 13, 2016, Tellurian Investments, through its wholly-owned subsidiary Driftwood LNG LLC, entered into a ground lease (the “Lease”) for a port facility adjacent to the land acquired in the Land Acquisition. The Lease provides for a four-year term, subject to a 50-year extension.
On June 3, 2016 Tellurian Investments, through its wholly-owned subsidiary Driftwood LNG LLC, entered into an option agreement (the “Option”) for certain tracts of land and associated river frontage in connection with the Land Acquisition. The Option provides for an approximately three and one half year option period whose exercise would provide for a 20-year lease term with six additional five-year extension options.
Notes Payable
Tellurian Investments has a note payable of $1 million due December 2016 related to the Land Acquisition.
Sponsorship Agreements
Tellurian Investments has committed to participate and sponsor certain industry summits and trade shows in Europe and Asia throughout remainder of 2016, 2017 and 2018. In conjunction with the events, Tellurian Investments engaged a design firm to create the booth, promotional materials and other miscellaneous marketing items.
Subscription Agreements
Tellurian Investments entered into a three-year subscription agreement for market intelligence services as well as quarterly management briefings. In addition, Tellurian Investments has subscriptions with various industry trade publications and pricing services to provide general market intelligence and commodity price data.

Legal Matters
Bonini-Kettlety Lawsuit
On May 23, 2016, Simon Bonini and Paul Kettlety (“Bonini and Kettlety”) filed a lawsuit against Tellurian Investments and Tellurian Services, along with each of Messrs. Houston and Daniels and certain entities in which each of Messrs. Houston and Daniels own membership interests, as applicable, in the District Court of Harris County, Texas, alleging among other things, breach of contract, promissory estoppel, quantum meruit, fraud/fraudulent concealment, negligent misrepresentation, breach of fiduciary duty, usurpation/diversion of corporate opportunity, conversion, civil conspiracy and implied partnership.
Bonini and Kettlety allege that there was a binding agreement between Bonini and Kettlety and Messrs. Houston and Daniels to sell an interest in Parallax Enterprises to Bonini and Kettlety and that the ultimate proposed ownership of Parallax Enterprises which was agreed to by Messrs. Houston, Daniels and two other members of Parallax Enterprises did not reflect the parties’ agreement. Bonini and Kettlety allege that their agreed upon ownership in Parallax Enterprises (14.3%, each) exceeded what was ultimately offered to them (9.9%, each) and that the ultimate proposal subjected them to certain management, ownership and redemption terms to which they had not agreed. Bonini and Kettlety are seeking damages in excess of $168 million.
Although Tellurian Investments believes the claims of Bonini and Kettlety are without merit, and Tellurian Investments intends to engage in a vigorous defense of this litigation, Tellurian Investments may not ultimately be successful and any potential liability Tellurian Investments may incur is not reasonably estimable. Even if Tellurian Investments is successful, however, in the defense of this litigation, Tellurian Investments could incur costs, and suffer both an economical loss and an adverse impact on reputation, which could have a material adverse effect on Tellurian Investments’ business.
Akkida Lawsuit
On June 7, 2016, Akkida Group, L.P. (“Akkida”) filed a lawsuit against Tellurian Services, Parallax Energy and Mr. Houston, in the 333rd District Court of Harris County, Texas, alleging among other things, breach of contract, quantum meruit, unjust enrichment, negligent misrepresentation, fraud, fraudulent inducement, piercing the corporate veil/alter ego and conspiracy.
Akkida alleges that there was a binding agreement between Akkida and Tellurian Services for Tellurian Services to use Akkida’s consulting services for the duration of two LNG projects of Parallax Energy. Akkida also alleges that its consulting services were terminated prematurely, and the compensation received for the consulting services it provided did not reflect the parties’ agreement and was less than the value to which the parties had agreed to for such services.
Tellurian Investments believes Akkida’s claims are without merit and Tellurian Services and Mr. Houston intend to engage in a vigorous defense of this litigation. However, Tellurian Services may not ultimately be successful and any potential liability Tellurian Services may incur is not reasonably estimable.
NOTE 9 - ACCOUNTS PAYABLE AND ACCRUED LIABILITITES
Accounts payable

At June 30, 2016, approximately $2.747 million of accounts payable related to engineering procurement and construction related to Driftwood LNG and approximately $631 thousand of legal fees.
At December 31, 2015, approximately $81 thousand of accounts payable related to expenses to be reimbursed to employees.
Accrued expenses
At June 30, 2016, approximately $1.453 million was accrued related to payroll and amounts related to employee bonuses.
At December 31, 2015, approximately $6 thousand related to accrued state taxes and $4 thousand related to accounting professional fees.

NOTE 10 - EMPLOYEE BENEFITS
Tellurian Investments has a defined contribution plan (“401(k) Plan”) which allows eligible employees to contribute up to 100% of their compensation up to the IRS maximum. Tellurian Investments matches each employee’s salary deferrals (contributions at 100%) up to 6% of compensation and may make additional contributions at its discretion. Employees are immediately vested in the contributions made by us. The Predecessor’s contributions to the 401(k) Plan were $15 thousand for the six months ended June 30, 2016 and zero for the six months ended June 30, 2015. The Predecessor’s 401(k) plan was implemented in September 2015. Tellurian Investments has made no discretionary contributions to the 401(k) Plan to date.
NOTE 11 - EARNINGS PER COMMON SHARE DATA
Basic earnings per share are based upon the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the effect of certain stock awards and other equity-based compensation awards. There are 1.5 million restricted common shares that are excluded from the calculation of net loss per share, as their effect would be anti-dilutive for the six months ended June 30, 2016.
Earnings per share data and dividends declared per share of common stock are as follows:

Six Months Ended June 30, 2016
(in thousands, except per-share amounts)
Numerator:
Net loss	$(23,470)

Denominator:
Basic weighted average common shares outstanding	50,549

Loss per share:
Basic and diluted	$(0.46)
NOTE 12 - INCOME TAXES
No income taxes existed for the six months ended June 30, 2016 as the Predecessor was formed as a limited liability company and elected to be taxed as a partnership. The sources of loss from operations before income taxes for both Successor and Predecessor for the six months ended June 30, 2016 and 2015, respectively, were as follows:

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Domestic	$(23,640)	$—
Foreign	—	—
Total loss before income taxes	$(23,640)	$—

Income Tax Provision
The provision for income tax benefit consisted of the following:

	Six Months Ended June 30,
	2016	2015
Current:	(in thousands)
Federal	$—	$—
State	—	—
Foreign	—	—
Total	—	—

Deferred:
Federal	(170)	—
State	—	—
Foreign	—	—
Total	(170)	—

Income tax benefit	$(170)	$—
Effective and Statutory Rate Reconciliation
The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and the reported income tax (benefit) expense are summarized as follows:

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Income tax benefit at federal statutory rate	$(8,274)	$—
Non-deductible expenses	9	—
Increase (decrease) in valuation allowance	8,095	—
Tax benefit	$(170)	$—
Deferred Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.
Significant components of deferred tax assets and liabilities are comprised of the following:

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Property, plant and equipment	$(148)	$—
Capitalized start-up costs	3,018	—
Compensation accruals	275	—
Capitalized engineering costs	4,950	—
	8,095	—
Less valuation allowance	(8,095)	—
Deferred tax assets, net	$—	$—

Deferred income tax assets and liabilities resulted principally from capitalized engineering cost, capitalized start-up costs, property plant and equipment and compensation accruals. Deferred tax assets and deferred tax liabilities are classified as non-current in Tellurian Investments’ balance sheet.
ASC 740 requires that Tellurian Investments reduce its deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible.
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. As Tellurian Investments has not yet begun generating revenues or performing the activities for which it was organized, Tellurian Investments established a full valuation allowance of $8.1 million in the period ended June 30, 2016, against its net deferred tax assets in excess of the deferred tax liabilities. Tellurian Investments does not have any naked credit, i.e., deferred tax liabilities associated with tax amortization of goodwill and indefinite lived intangible assets that are not amortized for financial reporting purposes.
As of June 30, 2016, Tellurian Investments had no unrecognized tax benefits. Tellurian Investments is subject to income taxes in the U.S. federal and various states jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Tellurian Investments reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. Tellurian Investments recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. Tellurian Investments has identified no income tax uncertainties. Tellurian Investments recognizes interest and penalties, if any, in the period in which they occur in income tax expense.
NOTE 13 - SUBSEQUENT EVENTS
Tellurian Investments evaluated subsequent events for appropriate accounting and disclosure through September 30, 2016.
As of August 1, 2016 Tellurian Investments completed a $10 million private placement of its common stock to an investor resulting in the subscription of 5,000,000 shares of common stock at a price of $2.00 per share.
On August 2, 2016, Tellurian Investments, Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and River Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Magellan (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments will be exchanged for 1.300 shares of common stock, par value $0.01 per share, of Magellan, and Merger Sub will merge with and into Tellurian Investments (the “Merger”), with Tellurian Investments continuing as the surviving corporation and a direct wholly owned subsidiary of Magellan.
On August 3, 2016, Tellurian Investments entered into an agreement for cloud-based enterprise resource planning software. The agreement has a term of five years and a total contractual commitment of approximately $676 thousand.
As of August 30, 2016, Tellurian Investments completed a $9 million private placement of its common stock to Meg Gentle, the current Tellurian Investments’ President and Chief Executive Officer, resulting in the subscription of 4,500,000 shares of common stock at a price of $2.00 per share.
On August 31, 2016, Tellurian Investments hired Meg Gentle as its President and Chief Executive Officer.
On September 8, 2016, Tellurian Investments entered into the second amendment to its existing lease for the relocation of Tellurian Investments’ corporate offices. The non-cancelable term of this lease is expected to begin December 2016 and will expire on April 2026 with total contractual commitments of approximately $10.338 million during its term.
On September 9, 2016, Tellurian LNG UK Ltd entered into a lease for Tellurian LNG UK Ltd’s corporate offices. The non-cancelable term of this lease is expected to begin September 2016 and will expire in September 2021 with total contractual commitments of approximately $1.146 million during its term, exclusive of certain monthly insurance, building and service fees.
As of September 14, 2016 Tellurian Investments completed a $1 milion private placement of its common stock to Meg Gentle, Tellurian Investments’ President and Chief Executive Officer, resulting in the subscription of 2,000,000 shares of common stock at a reduced price of $0.50 per share. Any difference between the per-share price and fair value will be recognized as compensation expense by Tellurian Investments.
On September 23, 2016, Tellurian Investments hired R. Keith Teague as its Executive Vice President and Chief Operating Officer and completed a $1 million private placement of its common stock to R. Keith Teague, resulting in the subscription of 2,000,000 shares of common stock at a reduced price of $0.50 per share. Any difference between the per-share price and fair value will be recognized as compensation expense by Tellurian Investments.

Historical Consolidated Financial Statements of Tellurian Services LLC
INDEX TO THE FINANCIAL STATEMENTS OF TELLURIAN SERVICES LLC

TELLURIAN SERVICES LLC - AUDITED FINANCIAL STATEMENTS

•	Independent Auditors' Report
•	Balance Sheets as of April 9, 2016, December 31, 2015 and 2014
•	Statements of Operations for the Period from January 1, 2016 to April 9, 2016 and the Years Ended December 31, 2015 and 2014
•	Statements of Members' Capital for the Period from January 1, 2016 to April 9, 2016 and the Years Ended December 31, 2015 and 2014
•	Statements of Cash Flows for the Period from January 1, 2016 to April 9, 2016 and the Years Ended December 31, 2015 and 2014
•	Notes to Financial Statements

INDEPENDENT AUDITORS’ REPORT
To the Member of Tellurian Services LLC:
We have audited the accompanying financial statements of Tellurian Services LLC (the “Company”), which comprise the balance sheets as of April 9, 2016, December 31, 2015, and December 31, 2014, and the related statements of operations, members’ capital, and cash flows for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Conclusion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and December 31, 2014, and the results of its operations, members’ capital and its cash flows for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 30, 2016

Tellurian Services LLC
Balance Sheets

	April 9,	December 31,
	2,016	2,015	2,014
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$210	$589	$258
Accounts receivable	9	10	49
Accounts receivable due from related parties	130	98	1,075
Prepaid expenses and other current assets	28	41	22
Total current assets	377	738	1,404

Property, plant and equipment, net	480	148	111
Note receivable due from related party	251	251	—
Total Assets	$1,108	$1,137	$1,515

Liabilities and Members' Capital
Current liabilities:
Accounts payable and accrued liabilities	$519	$164	$400
Accounts payable due to related parties	642	388	462
Total current liabilities	1,161	552	862

Commitments and contingencies (Note 4)

Members' capital:
Members' capital	22	22	22
Accumulated (deficit) earnings	(75)	563	631
Total members' capital	(53)	585	653
Total Liabilities and Members' Capital	$1,108	$1,137	$1,515

The Notes to the Financial Statements are an integral part of these statements.

Tellurian Services LLC
Statements of Operations

	For the period from January 1, 2016 through April 9, 2016	For the Year Ended December 31,
		2,015	2,014
	(in thousands)
Revenue	$—	$1,375	$1,376
Revenue, related party	31	311	84
Total revenue	31	1,686	1,460

Costs and expenses:
Operating expenses	52	263	129
General and administrative	617	1,318	700
Total operating expenses	669	1,581	829
(Loss) income from operations	(638)	105	631

Net (loss) income	$(638)	$105	$631

The Notes to the Financial Statements are an integral part of these statements.

Tellurian Services LLC
Statement of Members' Capital

	Members' Capital	Accumulated (Deficit) Earnings	Total Members' Capital
	(in thousands)
Balance, January 1, 2014	$—	$—	$—

Members' contribution	22	—	22

Net income	—	631	631

Balance, December 31, 2014	22	631	653

Members' distributions	—	(173)	(173)

Net income	—	105	105

Balance, December 31, 2015	22	563	585

Net loss	—	(638)	(638)

Balance, April 9, 2016	$22	$(75)	$(53)

The Notes to the Financial Statements are an integral part of these statements.

Tellurian Services LLC
Statements of Cash Flows

	For the period from January 1, 2016 through April 9, 2016	For the Year Ended December 31,
		2,015	2,014
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(638)	$105	$631
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8	18	4
Related party bad debt expense	—	102
Loss on disposal of assets	3	—	—
Changes in operating assets and liabilities:
Accounts receivable	1	39	(49)
Accounts receivable due from related party	(32)	875	(1,075)
Prepaid expenses and other current assets	13	(19)	(22)
Accounts payable and accrued liabilities	281	(236)	400
Accounts payable due to related party	253	(74)	462
Net cash provided by (used in) operating activities	(111)	810	351

Cash flows from investing activities:
Purchase of property and equipment	(268)	(55)	(115)
Notes receivable due from related party	—	(251)	—
Net cash used in investing activities	(268)	(306)	(115)

Cash flows from financing activities:
Proceeds from the issuance of member interest	—	—	22
Distributions	—	(173)	—
Net cash provided by (used in) financing activities	—	(173)	22

Net change in cash and cash equivalents	(379)	331	258
Cash and cash equivalents, beginning of the year	589	258	—
Cash and cash equivalents, end of the year	$210	$589	$258

Supplemental Disclosures:
Net cash paid for income taxes	$—	$7	$—
Property, plant and equipment non-cash accruals	75	—	—

The Notes to the Financial Statements are an integral part of these statements.

Tellurian Services LLC
Notes to Financial Statements
NOTE 1 - ORGANIZATION AND DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Tellurian Services LLC (“Tellurian Services”), organized under Delaware law as a limited liability company, was formed on December 18, 2013. Tellurian Services was formerly known as Parallax Services LLC prior to its membership interests being purchased and it being renamed in April 2016. Tellurian Services was formed primarily to engage in liquefied natural gas (“LNG”)-specific consulting services as well as back-office and general and administrative support services to Parallax Enterprises LLC (“Parallax Enterprises”) and its 100% owned subsidiaries as well as Parallax Energy LLC (“Parallax Energy”) and its 100% owned subsidiaries (see “Note 2 - Transactions with Related Parties”).
On July 1, 2014, Tellurian Services entered into a contract with Origin Energy to provide quarterly market intelligence related to the LNG markets. The contract provided for quarterly payments of approximately $688 thousand for each report. This contract represented the majority of Tellurian Services’ revenues for both 2014 and 2015. This contract was terminated in July 2015. As a result, there were no third party revenues in the period ended April 9, 2016.
On April 9, 2016 Tellurian Investments Inc. acquired Tellurian Services in an all-stock transaction with consideration totaling $1.2 million and acquisition costs of $30 thousand.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from these estimates. Changes in estimates are recorded prospectively.
Cash and Cash Equivalents
Tellurian Services considers all highly liquid investments with an original maturity of three months or less to be cash equivalents and typically exceed federally insured limits.
Accounts Receivable
Accounts receivable are primarily from cost reimbursements as a result of back-office and general and administrative support services with related parties. Tellurian Services routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. The need for an allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors. Tellurian Services recognized related party bad debt expense of $102 thousand for the year ended December 31, 2015. No bad debt expense was recorded for the period ended April 9, 2016 or the year ended December 31, 2014. See Note 2, Transactions with Related Parties, for additional information related to bad debt expense recognized.
Transactions with Related Parties
Tellurian Services has receivables with related parties as a result of back-office and general and administrative support services provided and payables as a result of timing of deposits made in advance of services to be provided. Tellurian Services does not consider the accounts or notes receivable from related parties to be uncollectible.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are expensed as incurred. Tellurian Services depreciates its property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value
At April 9, 2016, and December 31, 2015 and 2014, property plant and equipment consisted primarily of leasehold improvements related to the Tellurian Services office lease and associated office furniture, fixtures and equipment. The estimated useful lives are 10 years and 5 to 15 years for the leasehold improvements and office furniture, fixtures and equipment, respectively. Amounts recorded to depreciation expense for the period ended April 9, 2016 and the years ended December 31, 2015 and 2014, was $8 thousand, $18 thousand and $4 thousand, respectively. Accumulated depreciation as of April 9, 2016, December 31, 2015, and December 31, 2014 was $30 thousand, $22 thousand and $4 thousand, respectively. Depreciation expense is recorded within General and administrative on the statements of operations.
Revenue Recognition
Tellurian Services recognizes consulting-related revenues over the contractual term of the arrangement or the expected period during which those specified services will be performed, whichever is longer, unless evidence suggests that the revenue is earned or obligations are fulfilled in a different pattern.
Income Taxes
Tellurian Services was organized as a Delaware limited liability company and is treated as a flow-through entity for U.S. federal income tax purposes. Under U.S. federal income tax law, limited liability companies that elect partnership taxation are not taxable entities. Therefore, a provision for income tax has not been recorded in the accompanying financial statements. The owners as of the time of the accompanying financial statements were individually responsible for reporting their share of Tellurian Services’ income or loss on their income tax returns.
Although Tellurian Services is a non-taxpaying entity for federal income tax purposes, certain states require a tax similar to an income tax. Texas imposes a franchise tax (commonly referred to as the Texas margin tax) on gross revenues less certain deductions, as specifically set forth in the Texas margin tax statute. The Texas margin tax applies to corporations and limited liability companies, general and limited partnerships (unless otherwise exempt), limited liability partnerships, trusts (unless otherwise exempt), business trusts, business associations, professional associations, joint stock companies, holding companies, joint ventures and certain other business entities having limited liability protection. Tellurian Services’ Texas margin tax for the period ended April 9, 2016, December 31, 2015 and December 31, 2014 was insignificant (less than ten thousand dollars in each period presented) and thus was not separately presented in the financial statements. Tax expense is recorded within General and administrative on the statements of operations.
As required by the uncertain tax position guidance in ASC 740, Accounting for Uncertainty in Income Taxes, Tellurian Services recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Tellurian Services does not have any uncertain tax positions.
Tellurian Services files a U.S. Return of Partnership Income along with various other state filings. In the normal course of business, Tellurian Services may be audited by any of these taxing authorities. As of April 9, 2016, Tellurian Services is not currently undergoing any tax examinations.
Net Income Per Unit
Tellurian Services has omitted net income per unit due to no units being issued. In lieu of issuing units, the members’ percentage interest set forth in Tellurian Services’ operating agreement is a 50% interest to each member as of the time of the accompanying financial statements.

Comprehensive Income
Tellurian Services has no elements of comprehensive income other than net income.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing, and uncertainty of the use of revenues. The update, after a deferral by one year in August 2015 by the FASB, subsequently titled ASU 2015-14 Revenue from Contracts with Customers (Topic 606) is effective for Tellurian Services for the annual period ending after December 15, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. Tellurian Services has not yet selected a transition method and is evaluating the potential impact this standard will have on its financial statements and related disclosures.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The update provides guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The update is effective for financial statements issued for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and lease liabilities on the statement of financial position. A modified retrospective transition approach is required for annual and interim periods beginning on or after December 15, 2018. Early adoption is permitted. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.
In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The amendments in this update will be applied using a retrospective transition method to each period presented. Early adoption is permitted. Tellurian Services is evaluating the potential impact this new standard will have on its financial statements and related disclosures.
NOTE 2 -TRANSACTIONS WITH RELATED PARTIES
As of April 9, 2016, Tellurian Services had entered into agreements with entities to provide certain general administrative and management services for a term of one year with automatic yearly extensions, including, without limitation, the sourcing, structuring and negotiation of potential business acquisitions and customer contracts (“the Agreements”).
All activity conducted under the Agreements are included in Accounts receivable due from related parties and Accounts payable due to related parties on the balance sheets. Salary expense allocated to related parties is recorded within Operating expenses on the statements of operations. Salary expense for employees working on behalf of the related parties recorded for the period ended April 9, 2016 and the year ended December 31, 2015 was $52 thousand and $105 thousand, respectively. No salary expense was incurred to related parties for the year ended December 31, 2014.
The outstanding balances in Accounts receivable due from related parties and Accounts payable due to related parties are related to general administrative and management services provided to Parallax Enterprises and its 100% owned subsidiaries as well as Parallax Energy and its 100% owned subsidiaries. Two of the four officers of Parallax Enterprises, Mr. Martin Houston and Mr. Christopher Daniels, were also members of Tellurian Services until Tellurian Services was acquired by Tellurian Investments Inc. on April 9, 2016. Parallax Energy and its 100% owned subsidiaries are wholly owned by Mr. Martin Houston, a member of Tellurian Services.

Tellurian Services had the following outstanding accounts receivable and accounts payable to related parties and their respective 100% owned subsidiaries (in thousands):

Accounts receivable due from related party	As of April 9, 2016	As of December 31, 2015	As of December 31, 2014
	(in thousands)
Parallax Enterprises (1)	$793	$951	$991
Parallax Energy	110	97	84
Tellurian Investments Inc.	17	—	—
Parallax Fund V Investco LLC	3	1	—
Total related party accounts receivable	$923	$1,049	$1,075

Accounts payable due to related party	As of April 9, 2016	As of December 31, 2015	As of December 31, 2014
	(in thousands)
Parallax Enterprises (1)	$1,046	$1,257	$—
Parallax Energy	124	82	287
Tellurian Investments Inc.	265	—	—
Parallax Fund V Investco LLC	—	—	175
Total related party accounts payable	$1,435	$1,339	$462

(1) The Parallax Enterprises related party payable amounts as of December 31, 2015 and April 9, 2016 are netted on the balance sheet by the amounts due the Company. The amounts have been presented gross in the above table.

In accordance with the netting agreement, effective date September 2016, between Tellurian Services and Parallax Enterprises, the outstanding accounts receivable and accounts payable balances related to Parallax Enterprises and its 100% owned subsidiaries are netted on the balance sheet for all period presented. The net position of all the balances as of April 9, 2016, December 31, 2015 and December 31, 2014 were a payable balance of $253 thousand and $306 thousand and a receivable balance of $991 thousand, respectively.
Under each Agreement, Tellurian Services is compensated by each entity for its services with a fee equal to $25 thousand paid annually. The total revenue recorded under these Agreements for the period ended April 9, 2016 and for the years ended December 31, 2015 and 2014 was approximately $31 thousand, $311 thousand, and $84 thousand, respectively. During the year ended December 31, 2015, service revenues receivables for three entities, 100% owned by Mr. Martin Houston, had become deemed uncollectible and charged to bad debt expense in the amount of $102 thousand.
Tellurian Services transacted on behalf of some of the above noted related parties before the Agreements were effective. On behalf of Parallax Enterprises, Tellurian Services paid legal expenses of $68 thousand, LNG project modelling costs of $24 thousand, engineering costs of $14 thousand, insurance costs of $5 thousand and a land option payment of $162 thousand. On behalf of Parallax Fund V Investco LLC, Tellurian Services received payments in the amount of $125 thousand that was then later deposited into Parallax Fund V Investco LLC's operating accounts. The transactions on behalf of Parallax Enterprises occurred before the effective date of the Agreement and are represented in Accounts receivable due from related parties on the balance sheets. The transactions on behalf of Parallax Fund V Investco LLC occurred before the effective date of the Agreement and are represented in Accounts payable due to related parties on the balance sheets.
On November 2015, Tellurian Services issued an interest free $251 thousand note receivable to Mr. Martin Houston, a 50% member of Tellurian Services. The note was used to provide the collateral required to secure a $500 thousand line of credit as part of a covenant related to Tellurian Services’ office lease. See Note 4, Commitments and Contingencies, for additional information about the office lease.

NOTE 3 - MEMBERS’ CAPITAL
Tellurian Services’ operations are governed by the provisions of an operating agreement (the “LLC Agreement”). There are no current outstanding equity commitments of the members. Allocations of net income and loss are allocated to the members based on a hypothetical liquidation.
Limitations of Members’ liabilities
Pursuant to the LLC Agreement (and as is customary for limited liability companies), the liability of the members is limited to their contributed capital.
LLC Interest Issuance
Martin Houston’s contribution of $22 thousand represents the sole contribution by a member to Tellurian Services for all periods presented.
NOTE 4- COMMITMENTS AND CONTINGENCIES
Leases and contractual commitments
Tellurian Services’ contractual obligations pertain to office leases. Future non-cancelable commitments related to these obligations as of April 9, 2016 are presented below (in thousands):

Leases and contractual commitments	Remainder 2016	2017	2018	2019	2020	2021	Thereafter	Total
Office lease	$448	$621	$629	$636	$644	$651	$2,681	$6,310
Office
On June 12, 2014 Tellurian Services entered into a lease with a term of approximately five years with Brookfield Properties Corporation for its corporate headquarters located in Houston, Texas. In connection with this lease, Tellurian Services has one five-year renewal option. Amounts noted in the tabular disclosure above do not include the optional renewal period. Rent expense of $53 thousand was recognized for the period ended April 9, 2016 in General and administrative with Statements of Operations.
Letters of Credit Outstanding
Tellurian Services’ letter of credit related to the office lease of $500 thousand is secured by Martin Houston. No amounts have been drawn against this letter of credit. See Note 2, Transactions with Related Parties, for additional information.
Legal Matters
Bonini-Kettlety Lawsuit
On May 23, 2016, Simon Bonini and Paul Kettlety (“Bonini and Kettlety”) filed a lawsuit against Tellurian Investments and Tellurian Services, along with each of Messrs. Houston and Daniels and certain entities in which each of Messrs. Houston and Daniels own membership interests, as applicable, in the District Court of Harris County, Texas, alleging among other things, breach of contract, promissory estoppel, quantum meruit, fraud/fraudulent concealment, negligent misrepresentation, breach of fiduciary duty, usurpation/diversion of corporate opportunity, conversion, civil conspiracy and implied partnership.
Bonini and Kettlety allege that there was a binding agreement between Bonini and Kettlety and Messrs. Houston and Daniels to sell an interest in Parallax Enterprises to Bonini and Kettlety and that the ultimate proposed ownership of Parallax Enterprises which was agreed to by Messrs. Houston, Daniels and two other members of Parallax Enterprises did not reflect the parties’ agreement. Bonini and Kettlety allege that their agreed upon ownership in Parallax Enterprises (14.3%, each) exceeded what was ultimately offered to them (9.9%, each) and that the ultimate proposal subjected them to certain management, ownership and redemption terms to which they had not agreed. Bonini and Kettlety are seeking damages in excess of $168 million.
Although Tellurian Services believes the claims of Bonini and Kettlety are without merit, and Tellurian Services intends to engage in a vigorous defense of this litigation, Tellurian Services may not ultimately be successful and any potential liability Tellurian Services may incur is not reasonably estimable. Even if Tellurian Services is successful, however, in the defense of this litigation, Tellurian Services could incur costs and suffer both an economical loss and an adverse impact on reputation, which could have a material adverse effect on Tellurian Services’ business.
NOTE 5 - SUBSEQUENT EVENTS
Tellurian Services has evaluated subsequent events for potential recognition and disclosure through September 30, 2016, the date the financial statements were available to be issued. No events were noted that required adjustment to or disclosures in the financial statements.